Exhibit 23.1






INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-44785, 33-24970 and 33-70686 of Akorn, Inc. on Form S-8 of our
report dated March 7, 1997 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting for income taxes in 1994 and the Company's change in its method of accounting for certain investments in debt and equity securities in 1995), appearing in this Annual Report on Form 10-K of Akorn, Inc. for the six months ended December 31, 1996.





New Orleans, Louisiana
March 7, 1997